Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

Company Contact: Joe Camp 630-754-4352
August 16, 2007	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547

Advanced Life Sciences Announces Receipt of Nasdaq Staff Letter

CHICAGO, IL, August 16, 2007/PRNewswire/:—Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced that on August 13, 2007 the Nasdaq Listings Qualifications Department informed the Company that the market value of its listed securities was below $50 million for 10 consecutive days, which is the requirement for continued listing on the Nasdaq Global Market according to Marketplace Rule 4450(b)(1)(A). Nasdaq also informed the Company that it is not in compliance with Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

Advanced Life Sciences has been provided 30 calendar days, or until September 12, 2007, to regain compliance with the continued listing requirements of the Nasdaq Global Market. If at anytime prior to September 12, 2007, the market value of listed securities of the Company’s common stock is $50 million or more for a minimum of 10 consecutive business days, this could constitute meeting the criteria for continued listing on the Nasdaq Global Market. Alternatively, the Company may apply to transfer its securities to the Nasdaq Capital Market, for which the Company believes it currently satisfies the financial and other listing requirements.

“We are confident in the progress we have made as a Company and are motivated to meet the compliance standards of the Nasdaq Global Market,” stated Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences. “We are excited about the market opportunity for cethromycin and are focused on delivering a comprehensive data report in the fall for Trial CL-05, the second pivotal Phase III study of the drug as a treatment for community acquired pneumonia (CAP).”

In the event that the Company does not regain compliance by September 12, 2007, Advanced Life Sciences will have the right to appeal a determination to delist its securities from the Nasdaq Global Market. The Company’s securities would remain listed on the Nasdaq Global Market throughout the appeal process. Further, the Company can choose to apply to transfer its securities from the Nasdaq Global Market to the Nasdaq Capital Market at any time throughout the appeal process, subject to approval by Nasdaq staff.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation. The Company’s lead candidate, cethromycin, is a novel once-a-day antibiotic in late-stage clinical development for the treatment of respiratory tract infections including CAP. For more information, please visit us on the web at www.advancedlifesciences.com.

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About Cethromycin

Advanced Life Sciences is developing cethromycin, a novel once-a-day antibiotic in response to the emerging bacterial resistance observed in the treatment of community acquired pneumonia (CAP). Cethromycin has been tested in approximately 5,000 human subjects during clinical trials.

The Company conducted two, pivotal Phase III clinical trials of cethromycin for the treatment of mild-to-moderate CAP. In June of 2007, Advanced Life Sciences released positive results from the first of these two trials, Trial CL-06, which showed that cethromycin met primary and secondary clinical endpoints. The Company believes that cethromycin, if approved, would build upon the growing market opportunity in the antibiotic marketplace and address the critical need for antibiotics that overcome bacterial resistance.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information, the statements made in this press release are forward-looking statements about Advanced Life Sciences Holdings, Inc., including statements regarding the clinical trials and regulatory pathway of cethromycin. Forward-looking statements represent our management’s judgment regarding future events and are accurate at the time they are made. The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise. Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, capital requirements, and our ability to access capital through partnerships, stock offerings and future revenues; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers. These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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